EXHIBIT 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

     This Amendment No. 1 (the “Amendment”) to that certain Agreement and Plan of Merger dated March 2, 2005, among Radyne ComStream Inc., a Delaware corporation (“Radyne”), Xicom Acquisition Inc., a California corporation wholly owned by Radyne (“Merger Sub”), Xicom Technology Inc., a California corporation (“Xicom”), the Xicom Shareholders signatory thereto, and Walter C. Wood, solely in his capacity as the Shareholders’ Representative (the “Merger Agreement”), is made as of May 27, 2005 by Radyne, Merger Sub and Xicom. Capitalized terms not defined herein shall have their meanings as set forth in the Merger Agreement.

RECITALS

     WHEREAS, pursuant to Section 9.3 of the Merger Agreement, Radyne, Merger Sub and Xicom may amend the terms of the Merger Agreement by an instrument in writing approved by Radyne, Merger Sub and Xicom;

WHEREAS, on May 23, 2005, Radyne delivered to Xicom the Final Closing Balance Sheet;

     WHEREAS, notwithstanding the Final Closing Balance Sheet and Section 1.6(a)(i) of the Merger Agreement, Radyne, Merger Sub and Xicom desire to mutually agree on the specific amount that the Merger Consideration shall be decreased due to the difference in the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet;

     WHEREAS, the parties desire to decrease the Escrow Amount and extend the termination date of the Merger Agreement.

     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Radyne, Merger Sub and Xicom agree as follows:

AGREEMENT

     Radyne, Merger Sub and Xicom each hereby agrees that, notwithstanding:

     (i) Section 1.6(a) of the Merger Agreement, the Merger Consideration shall be decreased by $1,325,000 and no further adjustment shall be made to the Merger Consideration pursuant to Section 1.6(a) of the Merger Agreement;

     (ii) Section 1.7(a) of the Merger Agreement, the Escrow Amount shall be $4,507,500; and

     (iii) Section 9.1(d) of the Merger Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time by Radyne or Merger Sub, on one hand, or Xicom, on the other hand, if the Merger shall not have been consummated by June 2, 2005.

     IN WITNESS WHEREOF, Radyne, Merger Sub and Xicom have executed this Amendment as of the date first above written.

RADYNE COMSTREAM INC.,
a Delaware corporation

By:

Name: Robert C. Fitting
Title: Chief Executive Officer

XICOM ACQUISITION INC.,
a California corporation

By:

Name: Robert C. Fitting
Title: President and Chief Executive Officer

XICOM TECHNOLOGY INC.

By:

Name: Walter C. Wood
Title: Chief Executive Officer